A MESSAGE FROM THE CHAIRMAN

Bellevue, WA - December 6, 2007 - ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today released a letter from Chairman and Chief Executive Officer Steven White to shareholders reporting on 2007 achievements and looking ahead to the Company’s future.

THE YEAR IN REVIEW AND A LOOK FORWARD

December 6, 2007

DEAR VALUED SHAREHOLDERS:

I am pleased to report that ITEX has continued to maintain its solid record of performance. Today, I will summarize our fiscal 2007 achievements, our strengths and challenges, and the steps we are taking to move the company forward.

What we do

For 25 years we have helped our members attract new business through our trading community. Our identity is encapsulated in our slogan: “ITEX, The Membership Trading CommunitySM is a leading marketplace for cashless business transactions across North America.” We generate revenue by charging members percentage-based transaction fees and subscription fees. These two revenue streams generated 99% of our $14 million in revenue last year.

Initiatives

Every day, we work to grow our business and maintain a profitable marketplace that assists businesses in becoming more successful. As our members succeed, they are motivated to transact more business and refer new members to our trading community.

This past year we endeavored to more clearly refine what we do, improve our processing methods, and attract more business. Surveys and focus groups provided valuable insight into the needs, wants and expectations of the small business owner: our core customer. We sharpened our message to existing and potential members. We analyzed our value proposition and determined we could offer more. New revenue streams were explored and the groundwork laid to start testing our ideas.

As a result of our efforts this year, our messaging to existing and potential members is more concise, our marketing material and website has been redesigned, and we introduced the Executive Privileges Program.

We seek to expand our presence in the business services sector and accelerate the velocity of transactions in our trading community. In a challenging national economy, we are convinced small businesses can benefit even more from the valuable services we provide.

Strengths

ITEX has three primary strengths - our 24,000 member business base, our proprietary payment processing and trading platform (“Trading Platform”) and our ability to manage our capital and the operations of our business efficiently and profitably.

Our Trading Community has grown more than 50% in the last 30 months. We believe the relationship with our member base is underused and undervalued, but is a significant asset with tremendous potential. To enhance this asset, additional partnerships and services are being explored.

Our Trading Platform provides excellent tools for our members, our franchise network and our corporate staff, and benefits from a steady stream of enhancements and support. This platform can be expanded to attract many payment processing or private currency systems. In the future we may license our Trading Platform to other businesses to manage their private, closed-loop business models. We do not anticipate licensing the Platform to competitive barter exchanges, rather to the growing business opportunity of cashless, private enterprise transactions.

We manage our capital efficiently and continue to generate strong cash flow. Our cash flow in 2007 exceeded $2.5 million. We retired the acquisition debt that originated late in fiscal 2005, funded a new acquisition we completed August 1, 2007, and repurchased and retired shares of common stock. Both acquisitions increased our member base and our revenues, and are expected to contribute to net income. In the near term, we plan to use our capital to either pay off the recent acquisition, buy back more shares at an opportunistic price or fund new acquisitions.

In addition to our cash revenue streams, we generated more than $4 million ITEX dollars in fiscal 2007 and expect to generate more than $5 million in fiscal 2008. The ITEX dollars were primarily used as revenue share and sales incentives with franchisees, and for incentives for existing members. This year we will utilize some of ITEX dollars to offset cash expenses and provide opportunities to enhance our trading community.

Challenges

Our primary objective is to increase member count and generate broader acceptance by the small business sector. Although our revenue has grown 34% and member count by 50% since 2003, this growth has occurred primarily through acquisitions. We are focusing on organic growth, which will help continue our overall successful track record. I am pleased to report we are seeing signs of this growth in the first fiscal quarter of 2008.

Achievements in the past fiscal year include:

•	Strong profits, allowing us to realize a sizeable tax benefit
•	Introduction of Executive Privilege Program
•	Launch of free online member registration
•	Placement of educational videos on website - useful for members and prospects

A look towards our future

In the almost five years since I began serving as Chairman and CEO, we have overcome several hurdles and mended legacies inherited from the past. I am proud and grateful for the support that has been afforded me by shareholders, our staff and our broker offices. We continue to build a stronger company and find ways to grow and prosper.

Many have forecasted onerous economic conditions for the coming year. During times such as these, our Trading Community can flourish as businesses utilize services to not only survive, but prosper as we assist them in selling their goods and services. There is a dynamic energy in our Trading Community that keeps commerce rolling, their ITEX dollars working and their calendars full.

It is our mission to put ITEX on the financial map and to see its greatness achieved. Whether by organic growth or further acquisitions, or both, we will strive to become an expanding force that will benefit our members, assist our franchisees and increase value for our shareholders. Being successful in business requires a lot of endurance, tenacity and resolve. We are resolute in continuing our efforts to maintain your trust and confidence.

On behalf of ITEX, I would like to thank our diligent employees; the franchise network (and their staff), whose dedication and drive is a vital component in our success; our members, to whom we strive to deliver value and service; and our valued stockholders for your continuing support and interest.

Sincerely yours,

Steven White
Chairman of the Board
Chief Executive Officer

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this release is as of December 6, 2007, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com